Exhibit 99.1

AG Mortgage Investment Trust, Inc. Appoints Dianne Hurley To Board of Directors

NEW YORK, NY – December 7, 2020 – AG Mortgage Investment Trust, Inc. (NYSE: MITT) (“MITT” or the “Company”) is pleased to announce that Dianne Hurley, a seasoned real estate industry executive, has joined its Board of Directors, effective December 1, 2020. She will serve as a member of the Company’s Audit Committee. With the appointment of Ms. Hurley, the Board of Directors consists of six members, four of whom are independent.

Ms. Hurley is currently the Chief Financial and Operations Officer of Moravian Academy. Previously, she was the Chief Administrative Officer of A&E Real Estate, one of the largest owner/operators of multi-family real estate in New York City. Since 2015, Ms. Hurley has also worked as an operational consultant to various startup asset management firms, including BayPine Capital, Stonecourt Capital LP, and Imperial Companies. Ms. Hurley was also the first Chief Operating Officer of Global Distribution in the Asset Management Division of Credit Suisse and was the founding Chief Administrative Officer of TPG-Axon Capital. Ms. Hurley began her career in the real estate department of Goldman, Sachs & Co. Ms. Hurley currently serves as the lead independent director and Chair of the Audit Committee for Griffin-American Healthcare REIT IV. She has also previously served as an independent director of an additional three public companies within the real estate industry. Ms. Hurley holds a Bachelor of Arts from Harvard University and a Master of Business Administration from Yale School of Management.

“We are pleased to welcome Dianne to the MITT Board of Directors,” said David Roberts, President, CEO, and Chairman of the Board. “The MITT Board and management team look forward to benefiting from her financial expertise in the real estate industry, extensive experience in finance and operations, and service as a director for various other companies within the sector. Her addition to the Board will complement and strengthen the already robust expertise of our current board members.”

About AG Mortgage Investment Trust, Inc.

AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in and manages a diversified risk-adjusted portfolio of Agency RMBS and Credit Investments. Its Credit Investments include Residential Investments and Commercial Investments. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities.

Additional information can be found on the Company’s website at www.agmit.com.

About Angelo Gordon

Angelo, Gordon & Co., L.P. is a privately held limited partnership founded in November 1988. The firm manages approximately $41 billion as of September 30, 2020 with a primary focus on credit and real estate strategies. Angelo Gordon has over 550 employees, including more than 200 investment professionals, and is headquartered in New York, with offices in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.

AG Mortgage Investment Trust, Inc.
Investor Relations
(212) 692-2110
ir@agmit.com